Exhibit T3A.22

Number 590912	Duplicate For File

Certificate of Incorporation

I hereby certify that

LINDORFF INVESTMENT NO 2 DESIGNATED ACTIVITY COMPANY

is this day incorporated under

the Companies Act 2014,

and that the company is

a Designated Activity Company

Limited by Shares.

Given under my hand at Dublin, this

Monday, the 10th day of October, 2016

for Registrar of Companies